Exhibit (d)(11)

SCHEDULE A

As of November 18, 2013

FUND	FEE*

db X-trackers MSCI Emerging Markets Hedged Equity Fund	20 basis points (0.20%) of the first $100 million in daily net assets; 15 basis points (0.15%) of the next $400 million in daily net assets; and 6 basis points (0.06%) of the daily net assets in excess of $500 million.

db X-trackers MSCI EAFE Hedged Equity Fund	12 basis points (0.12%) of the first $100 million in daily net assets; 8 basis points (0.08%) of the next $400 million in daily net assets; and 4 basis points (0.04%) of the daily net assets in excess of $500 million.

db X-trackers MSCI Brazil Hedged Equity Fund db X-trackers MSCI Asia Pacific ex Japan Hedged Equity Fund db X-trackers MSCI South Korea Hedged Equity Fund db X-trackers MSCI Mexico Hedged Equity Fund	20 basis points (0.20%) of the first $100 million in daily net assets; 12 basis points (0.12%) of the next $400 million in daily net assets; and 6 basis points (0.06%) of the daily net assets in excess of $500 million.

db X-trackers MSCI Germany Hedged Equity Fund db X-trackers MSCI Japan Hedged Equity Fund db X-trackers MSCI Europe Hedged Equity Fund db X-trackers MSCI United Kingdom Hedged Equity Fund	15 basis points (0.15%) of the first $100 million in daily net assets; 7 basis points (0.07%) of the next $400 million in daily net assets; and 4 basis points (0.04%) of the daily net assets in excess of $500 million.

db X-trackers MSCI All World ex US Hedged Equity Fund	15 basis points (0.15%) of the first $100 million in combined daily net assets; 8 basis points (0.08%) of the next $400 million in daily net assets; and 4 basis points (0.04%) of the daily net assets in excess of $500 million.

*	There is a minimum annual aggregate sub-advisory fee of $300,000 in respect of the Company.